Home Equity Asset Trust 2006-6
______________________________________________

DERIVED INFORMATION  [7/10/06]

[$835,975,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$835,975,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-6

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-130884 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – 40 & 45 Year Am Term Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 7/01/06 cutoff date.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	1,857
Total Outstanding Loan Balance	$406,432,176*	Min	Max
Average Loan Current Balance	$218,865	$39,285	$890,036
Weighted Average Original LTV	78.6%
Weighted Average Coupon	7.80%	5.51%	11.75%
Arm Weighted Average Coupon	7.79%
Fixed Weighted Average Coupon	7.90%
Weighted Average Margin	6.29%	2.96%	9.75%
Weighted Average FICO (Non-Zero)	637
Weighted Average Age (Months)	3
% First Liens	100.0%
% Second Liens	0.0%
% Arms	89.8%
% Fixed	10.2%
% of Loans with Mortgage Insurance	0.0%

*

Approximately [$419,150,000] of the total approximately [$850,000,100] deal collateral will be comprised of loans with 40 & 45 Year Am Terms.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
5.51 - 6.00	26	6,284,100	1.5	5.94	75.3	664
6.01 - 6.50	81	21,363,995	5.3	6.34	74.5	666
6.51 - 7.00	250	62,478,911	15.4	6.85	75.9	649
7.01 - 7.50	382	81,347,716	20.0	7.32	77.7	651
7.51 - 8.00	453	95,924,970	23.6	7.80	78.2	638
8.01 - 8.50	283	59,040,724	14.5	8.29	79.5	630
8.51 - 9.00	199	42,186,444	10.4	8.78	81.1	616
9.01 - 9.50	94	17,337,190	4.3	9.27	84.2	609
9.51 - 10.00	53	13,372,063	3.3	9.72	85.5	604
10.01 - 10.50	23	4,774,456	1.2	10.31	86.8	593
10.51 - 11.00	10	2,077,148	0.5	10.71	81.7	568
11.01 - 11.50	2	124,217	0.0	11.20	66.3	562
11.51 - 11.75	1	120,241	0.0	11.75	85.0	533
Total:	1,857	406,432,176	100.0	7.80	78.6	637

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
FICO	Loans	Balance	Balance	%	%	FICO
502 - 525	13	2,471,910	0.6	9.33	69.1	516
526 - 550	57	10,771,913	2.7	9.10	74.6	541
551 - 575	85	17,734,269	4.4	8.35	77.0	565
576 - 600	280	57,291,325	14.1	8.23	78.8	589
601 - 625	469	94,467,582	23.2	7.76	79.7	613
626 - 650	362	78,628,304	19.3	7.67	78.7	639
651 - 675	256	60,146,721	14.8	7.62	78.4	662
676 - 700	175	43,578,076	10.7	7.50	78.0	688
701 - 725	81	20,019,067	4.9	7.42	79.8	713
726 - 750	40	11,496,330	2.8	7.61	78.9	738
751 - 775	24	5,783,788	1.4	7.28	78.1	762
776 - 800	13	3,701,633	0.9	7.14	77.1	782
801 - 809	2	341,258	0.1	7.25	75.0	804
Total:	1,857	406,432,176	100.0	7.80	78.6	637

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
39,285 - 50,000	3	139,257	0.0	9.70	68.2	605
50,001 - 100,000	257	20,839,200	5.1	8.23	79.3	624
100,001 - 150,000	389	48,881,583	12.0	7.83	78.5	626
150,001 - 200,000	378	66,307,948	16.3	7.83	78.6	634
200,001 - 250,000	277	62,211,663	15.3	7.80	78.1	633
250,001 - 300,000	169	46,183,156	11.4	7.64	78.4	640
300,001 - 350,000	116	37,698,486	9.3	7.64	78.9	642
350,001 - 400,000	98	36,527,045	9.0	7.60	78.4	645
400,001 - 450,000	45	19,107,900	4.7	7.66	78.7	644
450,001 - 500,000	46	22,069,618	5.4	7.83	79.3	648
500,001 - 550,000	31	16,161,838	4.0	8.02	79.7	653
550,001 - 600,000	22	12,672,536	3.1	7.91	78.8	653
600,001 - 650,000	13	8,187,606	2.0	8.04	79.2	646
650,001 - 700,000	6	4,022,808	1.0	8.19	79.1	640
700,001 - 750,000	3	2,193,535	0.5	8.22	78.3	603
750,001 - 800,000	3	2,337,961	0.6	8.05	75.4	622
800,001 - 890,037	1	890,036	0.2	7.35	74.3	700
Total:	1,857	406,432,176	100.0	7.80	78.6	637

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Original LTV (%)	Loans	Balance	Balance	%	%	FICO
22.67 - 50.00	25	3,771,335	0.9	7.79	42.1	591
50.01 - 55.00	7	1,793,131	0.4	7.68	54.3	625
55.01 - 60.00	21	3,851,125	0.9	7.93	57.1	588
60.01 - 65.00	40	8,900,132	2.2	7.76	63.7	599
65.01 - 70.00	67	15,381,341	3.8	7.51	69.1	612
70.01 - 75.00	498	113,825,436	28.0	7.36	74.8	648
75.01 - 80.00	875	187,541,834	46.1	7.73	79.8	645
80.01 - 85.00	98	23,899,323	5.9	8.61	84.6	602
85.01 - 90.00	150	36,702,627	9.0	8.73	89.7	622
90.01 - 95.00	32	6,066,263	1.5	8.67	94.6	636
95.01 - 100.00	44	4,699,628	1.2	9.45	99.8	627
Total:	1,857	406,432,176	100.0	7.80	78.6	637

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	317	72,095,093	17.7	8.37	80.0	638
0.50	7	1,011,241	0.2	8.46	80.7	634
1.00	117	31,129,874	7.7	8.03	77.1	653
2.00	599	136,216,963	33.5	7.79	78.9	627
3.00	817	165,979,004	40.8	7.50	78.0	643
Total:	1,857	406,432,176	100.0	7.80	78.6	637

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	1,235	244,075,377	60.1	7.53	78.3	627
Reduced	312	79,229,233	19.5	8.14	80.2	659
Stated Income / Stated Assets	310	83,127,566	20.5	8.25	78.2	647
Total:	1,857	406,432,176	100.0	7.80	78.6	637

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	1,808	397,074,851	97.7	7.78	78.6	637
Second Home	4	527,442	0.1	7.81	78.0	643
Investor	45	8,829,882	2.2	8.37	80.9	661
Total:	1,857	406,432,176	100.0	7.80	78.6	637

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
State	Loans	Balance	Balance	%	%	FICO
California	464	154,324,451	38.0	7.56	77.2	646
Florida	204	42,702,886	10.5	7.94	78.9	633
Washington	114	23,972,833	5.9	7.74	79.1	638
Nevada	75	17,093,371	4.2	7.60	77.0	642
Colorado	109	16,627,903	4.1	7.56	79.4	628
Arizona	84	15,905,751	3.9	7.79	77.5	628
Oregon	79	14,513,034	3.6	7.53	76.7	647
Ohio	102	12,256,969	3.0	8.33	84.6	622
Georgia	66	10,799,749	2.7	8.06	80.5	631
Virginia	35	7,817,407	1.9	7.86	80.0	634
New York	23	7,737,523	1.9	8.12	77.3	637
Illinois	30	7,598,811	1.9	8.92	83.6	633
New Jersey	29	7,563,313	1.9	8.32	81.3	637
Michigan	56	6,921,959	1.7	8.23	82.8	633
Maryland	22	6,021,655	1.5	8.36	77.7	600
Other	365	54,574,561	13.4	8.02	80.2	628
Total:	1,857	406,432,176	100.0	7.80	78.6	637

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	1,084	230,339,758	56.7	7.67	79.0	652
Refinance - Rate Term	114	22,377,294	5.5	7.79	78.2	626
Refinance - Cashout	659	153,715,124	37.8	7.98	78.1	617
Total:	1,857	406,432,176	100.0	7.80	78.6	637

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Product	Loans	Balance	Balance	%	%	FICO
Arm 2/28 - Balloon 40/30	732	162,855,131	40.1	7.94	79.2	630
Arm 2/28 - Dual 40/30	144	41,193,587	10.1	8.08	80.2	630
Arm 3/27 - Balloon 40/30	38	7,325,093	1.8	7.72	78.7	660
Arm 3/27 - Balloon 45/30	668	148,528,587	36.5	7.55	77.4	650
Arm 5/25 - Balloon 40/30	14	2,865,371	0.7	7.23	73.3	638
Arm 5/25 - Balloon 45/30	11	2,290,798	0.6	7.39	76.1	685
Fixed Balloon 40/30	36	7,367,121	1.8	8.01	75.4	632
Fixed Balloon 45/30	214	34,006,487	8.4	7.88	80.3	620
Total:	1,857	406,432,176	100.0	7.80	78.6	637

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	1,490	319,789,897	78.7	7.78	78.5	635
PUD	165	40,237,933	9.9	7.67	78.6	637
Condo	132	24,891,662	6.1	7.84	78.8	651
2 Family	49	15,122,747	3.7	8.11	80.7	645
3-4 Family	21	6,389,936	1.6	8.43	80.0	681
Total:	1,857	406,432,176	100.0	7.80	78.6	637

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Margin (%)	Loans	Balance	Balance	%	%	FICO
2.96 - 4.00	2	444,246	0.1	6.82	70.8	650
4.01 - 4.50	5	1,043,302	0.3	6.28	78.3	670
4.51 - 5.00	22	5,908,021	1.6	6.54	74.2	672
5.01 - 5.50	273	72,332,783	19.8	7.43	77.7	644
5.51 - 6.00	335	78,888,235	21.6	7.54	78.4	637
6.01 - 6.50	352	74,481,498	20.4	7.62	78.2	648
6.51 - 7.00	326	72,610,038	19.9	7.98	78.8	640
7.01 - 7.50	156	32,906,921	9.0	8.40	79.0	625
7.51 - 8.00	96	20,102,710	5.5	9.01	80.8	610
8.01 - 8.50	32	4,984,718	1.4	9.16	85.0	611
8.51 - 9.00	2	895,062	0.2	7.62	76.3	665
9.01 - 9.75	6	461,033	0.1	10.37	96.3	590
Total:	1,607	365,058,568	100.0	7.79	78.5	639

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Months to Rate Reset	Loans	Balance	Balance	%	%	FICO
16 - 18	6	1,913,846	0.5	8.10	87.5	645
19 - 21	626	144,777,595	39.7	7.95	79.2	627
22 - 24	244	57,357,277	15.7	8.01	79.8	637
28 - 30	6	630,501	0.2	7.38	76.0	618
31 - 33	551	123,514,260	33.8	7.49	77.4	649
34 - 36	149	31,708,919	8.7	7.85	77.9	656
37 >=	25	5,156,170	1.4	7.30	74.5	659
Total:	1,607	365,058,568	100.0	7.79	78.5	639

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Maximum Rate (%)	Loans	Balance	Balance	%	%	FICO
9.51 - 11.50	14	4,282,496	1.2	6.24	71.8	639
11.51 - 12.00	51	12,255,529	3.4	6.49	74.1	650
12.01 - 12.50	91	24,285,702	6.7	6.66	77.0	663
12.51 - 13.00	250	61,450,720	16.8	7.00	76.7	645
13.01 - 13.50	338	73,917,567	20.2	7.45	77.9	653
13.51 - 14.00	364	82,992,179	22.7	7.92	78.5	640
14.01 - 14.50	227	48,195,331	13.2	8.33	79.6	628
14.51 - 15.00	136	28,911,728	7.9	8.89	80.4	618
15.01 - 15.50	71	14,065,306	3.9	9.38	85.6	617
15.51 - 16.00	38	10,081,742	2.8	9.66	84.0	599
16.01 - 16.50	16	2,812,652	0.8	10.05	79.4	559
16.51 - 17.00	8	1,563,159	0.4	10.63	85.0	564
17.01 - 17.50	2	124,217	0.0	11.20	66.3	562
17.51 - 18.00	1	120,241	0.0	11.75	85.0	533
Total:	1,607	365,058,568	100.0	7.79	78.5	639

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Minimum Rate (%)	Loans	Balance	Balance	%	%	FICO
5.51 - 6.00	25	5,884,991	1.6	5.93	75.0	664
6.01 - 6.50	75	19,897,975	5.5	6.34	74.6	668
6.51 - 7.00	237	59,194,683	16.2	6.86	75.8	648
7.01 - 7.50	333	71,748,366	19.7	7.32	77.8	653
7.51 - 8.00	376	83,278,571	22.8	7.80	78.1	640
8.01 - 8.50	246	54,425,509	14.9	8.29	79.6	632
8.51 - 9.00	161	36,555,151	10.0	8.78	80.7	620
9.01 - 9.50	79	15,426,296	4.2	9.26	84.3	611
9.51 - 10.00	46	12,594,980	3.5	9.72	84.7	604
10.01 - 10.50	18	4,032,861	1.1	10.33	85.1	587
10.51 - 11.00	8	1,774,726	0.5	10.70	85.6	571
11.01 - 11.50	2	124,217	0.0	11.20	66.3	562
11.51 >=	1	120,241	0.0	11.75	85.0	533
Total:	1,607	365,058,568	100.0	7.79	78.5	639

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.50	3	929,914	0.3	7.76	79.0	678
2.00	342	87,523,296	24.0	7.97	79.1	625
3.00	1,254	274,628,043	75.2	7.73	78.4	643
5.00	8	1,977,314	0.5	6.89	69.7	642
Total:	1,607	365,058,568	100.0	7.79	78.5	639

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	1,591	362,020,434	99.2	7.78	78.5	639
1.50	16	3,038,134	0.8	8.06	77.3	615
Total:	1,607	365,058,568	100.0	7.79	78.5	639

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	1,857	406,432,176	100.0	7.80	78.6	637
Total:	1,857	406,432,176	100.0	7.80	78.6	637